Exhibit 4.15

Ascentage Pharma Group Inc. 700 King Farm Boulevard Suite 510 Rockville, Maryland 20850 USA

June 30, 2025

Veet Misra, PhD

2260 North Point

Suite 1

San Francisco, 94123

Via Electronic Mail

Dear Veet,

It gives us great pleasure to extend our offer of employment to you as our Chief Financial Officer for Ascentage Pharma Group Inc. (the “Company”) on the terms set forth or referred to in this offer letter (“Offer Letter”). This Offer Letter supersedes any previous offer made to you by the Company whether in writing, orally or in any other form.

Please return a signed copy of this Offer Letter within 48 hours, on or before July 2, 2025 to indicate your interest and that you accepted the offer. Please note that your acceptance of this Offer Letter is conditional on you signing the Employee Confidentiality and Proprietary Information Agreement and completion of a customary background check satisfactory to the Company.

If you accept our Offer Letter, your employment will commence on July 7, 2025 (or another mutually agreed upon date) (“Date of Employment”), until such time it is terminated as provided below in this Offer Letter.

COMPENSATION

Your compensation and employee benefits will be as follows:

(a)	During the term of your employment by the Company, you will be entitled to a semi-monthly (15th & 30th of each month) salary of $21,875 USD (prorated for any period of less than a full month), payable in accordance with our standard payroll practices and subject to deductions for applicable federal, state, and local withholding.

(b)	According to the terms of the Company’s short-term incentive program, you will be eligible for an annual performance bonus, at the target percentage of 40% of your annual base salary. The bonus is based on your performance measured against your specific individual goals and departmental goals, and the Company’s performance of the annual corporate goals as determined by the Board of Directors of the Ascentage Pharma Group International (“Board”). If employed with the Company at the time of the annual bonus distribution, the Company will pay the annual performance bonus, subject to your performance appraisal results, and the Board’s determination of the Company’s performance of the yearly corporate goals.

(c)	You will be granted under the following equity awards:

Sign-on Incentive

a.	Under the 2022 Restricted Share Unit Scheme, amended, of Ascentage Pharma Group International (the “Plan”), $1,500,000 of restricted share units (RSUs) to vest in equal tranches over a four year period beginning with the first tranche vesting after the first anniversary of the Date of Employment and subject to specific approval from the Board of Directors and compliance with the relevant laws and regulations (including the Rules Governing The Listing Of Securities On The Stock Exchange Of Hong Kong Limited), on such terms and provisions as are contained in the RSU grant letter and the Plan;

b.	Under the Post IPO Share Option Scheme, as amended, of Ascentage Pharma Group International (the “Plan”), $500,000 of Share Options to vest in equal tranches over a four year period beginning with the first tranche vesting after the first anniversary on or about the Date of Employment, and subject to specific approval from the Board of Directors and compliance with the relevant laws and regulations (including the Rules Governing The Listing Of Securities On The Stock Exchange Of Hong Kong Limited), on such terms and provisions as are contained in the Post IPO grant letter and the Plan;

Annual Performance Incentive

c.	Under the 2022 Restricted Share Unit Scheme, as amended, of Ascentage Pharma Group International (the “Plan”), $600,000 of restricted share units (RSUs) to vest based on the successful attainment of specific performance measures, and subject to specific approval from the Board of Directors and compliance with the relevant laws and regulations (including the Rules Governing The Listing Of Securities On The Stock Exchange Of Hong Kong Limited), on such terms and provisions as are contained in the RSU grant letter and the Plan; and

d.	Under the Post IPO Share Option Scheme, as amended, of Ascentage Pharma Group International (the “Plan”), $600,000 of Share Options to vest based on the successful attainment of specific performance measures, and subject to specific approval from the Board of Directors and compliance with the relevant laws and regulations (including the Rules Governing The Listing Of Securities On The Stock Exchange Of Hong Kong Limited), on such terms and provisions as are contained in the RSU grant letter and the Plan.

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EMPLOYEE BENEFIT PLANS

During your employment with the Company, you will be eligible to receive paid time off (PTO) of 22 days in accordance with our standard policies and to participate in all group benefits plans made available generally to employees of the Company. You are also eligible to receive two (2) floating holidays according to company policy to use as you deem appropriate. The Company presently intends to match 401(k) employee contributions up to 6% of your base salary. The Company reserves the right to amend, modify, or terminate its policies and benefit plans at any time.

EXCLUSIVE SERVICE AND REPORTING

During your employment by the Company, you will devote all your business and professional time, energy, business judgment, knowledge, skill, and best efforts to the performance of your employment duties with the Company. You will report to Dajun Yang, President at Ascentage Pharma Group Inc.

EMPLOYEE HANDBOOK AND OTHER POLICIES

You will be bound by the employment terms contained in the Company’s Employee Handbook and other written policies of the Company in effect from time to time and be required to sign the Company’s standard acknowledgment form as verification of acceptance.

RIGHT TO WORK STATUS

Under the Immigration Reform and Control Act, the Company is required to verify the identity and work authorization of all newly hired employees. Therefore, you will be required to complete the I-9 Form upon your first day of employment. Within three business days of beginning your employment, you also will need to supply acceptable documentation (as noted on the I-9 Form) of your identity and work authorization.

BACKGROUND CHECK AND EMPLOYEE CONFIDENTIALITY AND PROPRIETARY INFORMATION AGREEMENT

This offer is subject to our completion of a customary background check satisfactory to us as well as your execution of the Company’s Employee Confidentiality and Proprietary Information Agreement.

NATURE OF “AT WILL” EMPLOYMENT

If you accept this offer, your employment will be “at will,” which means that either you or the Company may terminate your employment relationship at any time, with or without cause. This means, among other things, that upon the termination of your employment relationship, the Company’s sole obligation to you will be to pay you any accrued and unpaid salary, plus any unreimbursed business expenses and accrued but unused paid time off as provided herein, through the termination date and any benefits in accordance with the Company’s employee benefit plans in which you are then participating as provided therein.

* * * * * *

If you require further clarification or information, please contact Lily Cheng, Human

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Resources at lily.cheng@ascentage.com.

If the terms of employment outlined in this Offer Letter are acceptable to you, please sign and date a copy of this Offer Letter where indicated below and return it to Lily Cheng. You can email it to Lily Cheng at lily.cheng@ascentage.com.

Upon execution by you, this Offer Letter will replace any prior or contemporaneous oral or written understanding or agreement concerning the terms of employment between you and the Company.

This Offer Letter and any dispute concerning the validity, enforceability, or interpretation of this Offer Letter or the terms of your employment will be governed by the internal laws of the State of Maryland without regard to conflict-of-law principles.

We look forward to you joining our team and to a mutually rewarding relationship.

Sincerely,

/S/ Dajun Yang
Dajun Yang, Ph.D.
President
Ascentage Pharma Group Inc.

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Acknowledgment

I hereby accept the offer on the terms set forth above and acknowledge this agreement with the Company and that no other terms, conditions, or representations other than those contained herein form part of this agreement. I understand that my employment relationship is on an “at-will” basis and can be terminated by either the Company or myself at any time, with or without cause. I hereby represent and warrant to the Company that (a) I have the legal right to accept this offer of employment and to perform my employment obligations hereunder and (b) am not a party to any agreement or understanding, and am not subject to any restriction, which, in either case, could prevent me from entering into this agreement or performing my employment duties hereunder.

July 3, 2025
DATE

Veetshok Misra
PRINT FULL NAME

/S/ Veetshok Misra
FULL SIGNATURE

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